EXHIBIT 15.3

November 4, 2022

To the Board of Directors and Shareholder of
MidAmerican Energy Company
666 Grand Avenue
Des Moines, Iowa 50309

We are aware that our report dated November 4, 2022, on our review of the interim financial information of MidAmerican Energy Company appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, is incorporated by reference in Registration Statement No. 333-257069 on Form S-3.

/s/ Deloitte & Touche LLP

Des Moines, Iowa